ADAGIO THERAPEUTICS, INC.

303 Wyman Street, Suite 300

Waltham, MA 02451

August 3, 2021	Via Edgar

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Tara Harkins
Al Pavot
Abby Adams
Irene Paik

RE:	Adagio Therapeutics, Inc.
Registration Statement on Form S-1
File No. 333-257975

Acceleration Request

Requested Date:        August 5, 2021

Requested Time:        4:00 P.M. Eastern Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant (the “Registrant”) hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) to become effective on August 5, 2021, at 4:00 p.m., Eastern Time, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Erika Kaneko, counsel to the Registrant, at (212) 479-6454.

Very truly yours,

Adagio Therapeutics, Inc.

/s/ Jane Henderson
Jane Henderson Chief Financial Officer

cc:	Divakar Gupta, Cooley LLP
Courtney Tygesson, Cooley LLP